Exhibit 99.1

Contact:

Eric Slusser, Chief Financial Officer

Ben Bier, Vice President, Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Announces Pricing and Expiration of Tender Offer

ST. LOUIS, MO (February 26, 2016) – Express Scripts Holding Company (NASDAQ: ESRX) (the “Company” or “Express Scripts”) today announced the pricing and expiration of its previously announced tender offer (the “Tender Offer”) to purchase for cash any and all outstanding 3.125% senior notes due 2016 listed in the table below (the “Notes”).

Title of Security	CUSIP Number	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Total Consideration (2)(3)
3.125% senior notes due 2016 (1)	302182AF7	$1,500,000,000	0.250% UST due 05/15/16	FIT3	+20 bps	$1,005.18

(1)	Issuer: Express Scripts, Inc.
(2)	Per $1,000 principal amount.
(3)	Total Consideration (as defined below) calculated on the basis of pricing for the U.S. Treasury Reference Security as of 2:00 p.m., New York City time, on February 26, 2016.

The Tender Offer was made pursuant to the terms and conditions set forth in the offer to purchase, dated February 22, 2016, and the related letter of transmittal and notice of guaranteed delivery (as they may each be amended or supplemented from time to time, the “Tender Offer Documents”), to purchase for cash any and all of the Notes. The Company refers investors to the Tender Offer Documents for the complete terms and conditions of the Tender Offer.

The “Total Consideration” listed in the table above for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offer was determined at 2:00 p.m., New York City time, on February 26, 2016. Holders will also receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the date the Company makes payment for such Notes (the “Settlement Date”).

The Tender Offer expired at 5:00 p.m., New York City time, on February 26, 2016 (the “Expiration Date”), and the Settlement Date is expected to be March 2, 2016.

According to information provided by Global Bondholder Services Corporation, the depositary and information agent for the Tender Offer, $934,781,000 aggregate principal amount of Notes was validly tendered prior to or at the Expiration Date and not validly withdrawn. This amount includes $46,000 aggregate principal amount of outstanding Notes tendered pursuant to the guaranteed delivery procedures described in the Tender Offer Documents, which remain subject to the holders’ performance of the delivery requirements under such procedures.

The Company has accepted for purchase all Notes validly tendered and not validly withdrawn at or prior to the Expiration Date. The conditions to the Tender Offer have been satisfied, therefore, the Company expects the payment for the purchased Notes, including Notes delivered in accordance with guaranteed delivery procedures, to be made on the Settlement Date.

On March 2, 2016, Express Scripts, Inc. will deliver a notice of redemption to redeem all Notes that were not validly tendered and accepted in the Tender Offer in accordance with the terms of the make-whole redemption provisions under the indenture governing the Notes.

Information Relating to the Tender Offer

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC acted as the lead dealer managers for the Tender Offer. Investors with questions regarding the Tender Offer may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect), Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 325-2476 (collect) or Morgan Stanley & Co. LLC at (800) 624-1808 (toll free) or (212) 761-1057 (collect). Global Bondholder Services Corporation acted as the tender and information agent for the Tender Offer and can be contacted at (866) 470-3900 (toll-free) or (212) 430-3774 (collect).

None of the Company or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the trustee is making any recommendation as to whether holders should tender any Notes in response to the Tender Offer, and neither the Company nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes and the Tender Offer does not constitute an offer to buy or the solicitation of an offer to sell Notes in any jurisdiction or in any circumstances in which such offer or solicitation are unlawful. The full details of the Tender Offer are included in the Tender Offer Documents.

The statements of intent herein with respect to the redemption of the Notes shall not constitute a notice of redemption under the indenture governing the Notes. Any such notice will only be made in accordance with the provisions of the indenture governing the Notes.

About Express Scripts

Express Scripts puts medicine within reach of tens of millions of people by aligning with plan sponsors, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

SAFE HARBOR STATEMENT

This press release may contain forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial or otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 16, 2016. A copy of this document can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

The Company does undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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